FOR IMMEDIATE RELEASE               FOR FURTHER INFORMATION CONTACT:
---------------------               --------------------------------
May 9, 2003                         Jerry R. Spurlin, Chief Financial Officer
                                    (505) 726-6500

                      GFSB BANCORP, INC. ANNOUNCES EARNINGS

Gallup, New Mexico - GFSB Bancorp, Inc. (NASDAQ SmallCap: GUPB) parent holding company of Gallup Federal Savings Bank, Gallup, New Mexico, today announced earnings for the quarter ended March 31, 2003, of $280,000 and for the nine months ended March 31, 2003, of $1,217,000. Earnings for the same periods a year earlier were $419,000 and $1,297,000.

Net income for the nine months ended March 31, 2003 was $1,217,000 compared to net income of $1,297,000 for the comparable nine-month period in 2002. The decrease in net earnings was primarily the result of a $95,000 increase in the provision for loan losses and a $575,000 increase in non-interest expense partially offset by a $406,000 increase in net interest earnings and a $181,000 increase in non-interest earnings.

Total non-interest earnings increased by $181,000 or 64% to $464,000 for the nine months ended March 31, 2003 from $283,000 for the nine months ended March 31, 2002. This increase was primarily due to an increase in service charge income of $101,000, an increase in net gains from sales of loans of $80,000, and a $6,000 increase in miscellaneous income partially offset by a $10,000 decrease in net gains from sales of available-for-sale securities. The increase in service charge income is primarily due to increased insufficient fee charges collected on NOW and checking accounts. The increase in miscellaneous income is primarily due to a $5,000 gain on the sale of other real estate owned.

Total non-interest expense increased $575,000 or 22% to $3,186,000 for the nine months ended March 31, 2003 from $2,611,000 for the nine months ended March 31, 2002. The increase in non-interest expense was primarily attributable to increases in compensation and benefits, occupancy costs, advertising, stationary, printing and office supplies, professional fees, data processing, insurance and other operating expenses, offset by a decrease in stock services. A substantial portion of the increase in non-interest expense is directly related to costs associated with operating the Bank's new branch in Farmington, New Mexico.

At March 31, 2003, the Company's capital to asset ratio was 8%, with assets and stockholders' equity of $215.8 million and $17.3 million, respectively.

                               GFSB BANCORP, INC.
                   Selected Financial Information (Unaudited)
                  (dollars in thousands, except per share data)


             CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                                                   At Period End
                                                         ---------------------------------------------------------
                                                                   03/31/03           03/31/02           06/30/02
                                                         ---------------------------------------------------------

Cash and investments                                                 32,063             31,450             31,030
Mortgage-backed securities                                           33,694             29,356             27,290
FHLB stock                                                            4,306              4,187              4,219
Loans receivable, net                                               142,065            134,302            139,748
Premises and equipment                                                2,388              2,493              2,511
Prepaid and other assets                                              1,297              1,446              1,347
                                                         ---------------------------------------------------------
  TOTAL ASSETS                                                      215,813            203,234            206,145
                                                         =========================================================

Deposits                                                            120,460            102,242            110,349
Advances from FHLB                                                   75,068             81,617             76,386
Repurchase agreements                                                   772              1,296              1,235
Accrued expenses and other liabilities                                2,202              2,133              1,792
Stockholders' equity                                                 17,311             15,946             16,383
                                                         ---------------------------------------------------------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        215,813            203,234            206,145
                                                         =========================================================




                                  CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

                                                                        Three Months Ended                    Nine Months Ended
                                                         --------------------------------------------------------------------------
                                                                   03/31/03           03/31/02           03/31/03         03/31/02
                                                         --------------------------------------------------------------------------

Interest earnings                                                     3,022              3,300              9,425           10,208
Interest expense                                                      1,501              1,749              4,642            5,831
                                                         --------------------------------------------------------------------------

    NET INTEREST EARNINGS                                             1,521              1,551              4,783            4,377
Provision for loan losses                                               140                 70                215              120
                                                         --------------------------------------------------------------------------

    NET INTEREST EARNINGS AFTER
      PROVISION FOR LOAN LOSSES                                       1,381              1,481              4,568            4,257
Non-interest income                                                     188                 90                464              283
Non-interest expense                                                  1,121                961              3,186            2,611
                                                         --------------------------------------------------------------------------

    EARNINGS BEFORE INCOME TAXES                                        448                610              1,846            1,929
Provision for income taxes                                              168                191                629              632

    NET EARNINGS                                                        280                419              1,217            1,297

Weighted average number of                                            1,117              1,106              1,113            1,104
  shares outstanding- basic

Earnings per common share-basic                                        0.25               0.38               1.09             1.18

Weighted average number of                                            1,165              1,146              1,159            1,143
  shares outstanding- diluted

Earnings per common share-diluted                                      0.24               0.37               1.05             1.13
